Exhibit 8.1

Subsidiaries

The table below sets forth certain of our subsidiaries, the names under which they do business, and their jurisdictions of establishment as of the date of this annual report.

Name of Company	Jurisdiction
Sercotel, S.A. de C.V.	Mexico
Telcel (Radiomóvil Dipsa, S.A. de C.V.)	Mexico
SubDipsa Treasury LLC	Delaware
CTI Holdings, S.A.	Argentina
CTI PCS, S.A.	Argentina
CTI Compañía de Teléfonos del Interior, S.A.	Argentina
AM Latin America LLC	Delaware
Telecom Americas Ltd.	Bermuda
ATL-Algar Telecom Leste S.A.	Brazil
Tess S.A.	Brazil
Americel S.A.	Brazil
Telet S.A.	Brazil
BSE S.A.	Brazil
BCP S.A.	Brazil
Stemar Telecomunicaões Ltda.	Brazil
Alecan Telecomunicações Ltda.	Brazil
Telecomunicaciones de Guatemala, S.A.	Guatemala
Servicios de Comunicaciones Personales Inalámbricas, S.A.	Guatemala
Servicios de Comunicaciones de Nicaragua, S.A	Nicaragua
Compañía de Telecomunicaciones de El Salvador (CTE)	El Salvador
Empresa Nicaragüense de Telecomunicaciones, S.A. (ENITEL)	Nicaragua
Comunicación Celular S.A. (Comcel)	Colombia
Occidente y Caribe Celular S.A. (Occel)	Colombia
Celcaribe S.A.	Colombia
Consorcio Ecuatoriano de Telecomunicaciones, S.A. (CONECEL)	Ecuador
TracFone Wireless, Inc.	Florida
U.S. Commercial Corp, S.A. de C.V.	Mexico
CompUSA, Inc.	Delaware